Exhibit 10.1

2013 Bonus Plan

The Compensation Committee of the Board recommends to the Board a tiered payment cash bonus plan for the Company’s management team for fiscal year 2013 based on the following parameters (the “2013 Cash Bonus Plan”):

•                  For those individuals whose bonus is based on the overall performance of the Company; the bonus for the year will be based 40% on the overall EBITDA target for the year, 20% on the Snack Division, 20% on the Frozen Division, and 20% on achievement of individual performance objectives.  If you are paid on the results of either the Snack or Frozen division, then your bonus will be based 20% on the overall company, 60% on your division and 20% on achievement of individual performance objectives.

•                  The EBITDA portion of the bonus will be payable on a linear scale between 85% of the targeted EBITDA and 100%. At 85% of the targeted EBITDA the bonus will be 0%.  The bonus will be calculated using the formula “[percent of achievement of EBITDA minus 85%] divided by 15”, thus if 86% of EBITDA earnings are achieved then 6.7% of the bonus is earned, and if 93% of EBITDA earnings are achieved then 53.3% of the bonus is earned.

•                  If the Company achieves 100% of the targeted EBITDA earnings, then 100% of the bonus for financial results for the period would be payable.

•                  If the Company exceeds the targeted EBITDA earnings for the year then the bonus for financial results would be payable at the like percentage (point for point) up to an additional 25% maximum (30% for the members of the Leadership Team) (e.g. if EBITDA is 103% of the targeted budget, then 103% of available bonus for financial results would be payable).

The Compensation Committee retains the discretion to adjust EBITDA targets in order to accomplish the purposes of the 2013 Cash Bonus Plan in light of unforeseen facts and circumstances.